Shareholder meeting results (unaudited)
November 19, 2009 meeting
At the meeting, each of the nominees for Trustees was elected with all funds of the Trust voting together as a single class*, as follows:

      Votes for 		Votes withheld
Ravi Akhoury 		2,566,689,700 		3,929,918
Jameson A. Baxter 	2,566,704,258 		3,915,360
Charles B. Curtis 	2,566,702,967 		3,916,651
Robert J. Darretta 	2,566,745,632 		3,873,986
Myra R. Drucker 	2,566,694,748 		3,924,870
John A. Hill 		2,566,712,158 		3,907,460
Paul L. Joskow 		2,566,754,802 		3,864,816
Elizabeth T. Kennan 	2,566,690,713 		3,928,905
Kenneth R. Leibler 	2,566,733,552 		3,886,066
Robert E. Patterson 2,566,763,419 		3,856,199
George Putnam, III 	2,566,693,850 		3,925,768
Robert L. Reynolds 	2,566,757,540 		3,862,078
W. Thomas Stephens 	2,566,760,127 		3,859,491
Richard B. Worley 	2,566,734,621 		3,884,997

* Reflects votes with respect to election of Trustees by funds of the Trust through January 15, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for Votes against Abstentions Broker non-votes
432,717 		668 		1,016 		43,656

A proposal to amend the fundamental investment restriction with respect to investment in commodities was approved as follows:

Votes for Votes against Abstentions Broker non-votes
432,394 		996 		1,009 		43,656

All tabulations are rounded to the nearest whole number.